EXHIBIT 5.1
THE LAW OFFICE OF
RONALD N. VANCE, P.C.
Attorney at Law
AMERICAN PLAZA II
57 WEST 200 SOUTH
SUITE 310
SALT LAKE CITY, UTAH 84101

ALSO ADMITTED IN CALIFORNIA	TELEPHONE (801) 359-9300
FAX (801) 359-9310
EMAIL: rnvance@qwest.net
July 12, 2006
Michael P. Kurtanjek, President
White Mountain Titanium Corporation
Suite 2150—1188 West Georgia Street
Vancouver, B.C.
Canada V6E 4A2
     Re: Registration Statement on Form SB-2
Dear Mr. Kurtanjek:
     You have requested my opinion as to whether or not the 13,750,000 shares of common stock to be issued by White Mountain Titanium Corporation (the “Company”), all of which are proposed to be sold by selling security holders in the above-referenced registration statement, are or will be when sold, legally issued, fully paid, and non-assessable shares of the Company. In connection with this engagement I have examined the form of the amended registration statement to be filed by the Company; the Articles of Incorporation of the Company, as amended; the Bylaws of the Company currently in effect; and the minutes and written consents of the Company relating to the registration statement and the issuance of these shares of common stock by the Company.
     Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Nevada, including all relevant provisions of the state constitution and all judicial interpretations interpreting such provisions, the 13,750,000 shares of common stock to be registered pursuant to said registration statement are, or will be when sold, duly authorized, legally issued, fully paid, and non-assessable.
     I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.

Sincerely,

/s/ Ronald N. Vance